LAIDLAW ENVIRONMENTAL/ROLLINS COMPLETES ACQUISITION/NEW NYSE TICKER-LLE

Columbia, South Carolina, May 15, 1997 - Laidlaw Environmental Services, Inc. (NYSE:LLE) ("Laidlaw Environmental") said it had today completed the previously announced reverse takeover of Rollins Environmental Services, Inc. The new entity was concurrently renamed Laidlaw Environmental Services, Inc. and will trade on the New York Stock Exchange under the symbol LLE.

The transaction combines the leading incinerator operator in the U.S. with the largest supplier of general hazardous waste management services in North America. The combined operation, expected to generate annualized revenues of approximately $850 million, provides customers with local service from more than 100 locations in the U.S. and Canada, including operations at six major incineration facilities, 32 transfer/service centers, six wastewater treatment facilities, 10 waste derived fuel blending facilities, six PCB treatment facilities and 13 landfills. Some 20% of industry incineration capacity will be removed from service, raising its estimated utilization from approximately 70% to 87%.

Significant reductions in general overhead and operating costs, estimated to be approximately $90 million per annum, are expected to be achieved primarily from the closure of redundant facilities, the elimination of duplication in head office functions and through the integration of sales and field operating staff.

Commenting on the completion of the transaction, Mr. Kenneth W. Winger, Laidlaw Environmental's President and CEO said, "The new Laidlaw Environmental Services, Inc. is a well-capitalized, independent, publicly traded industry leader. Our stockholders now have the opportunity to participate in the growth of an unmatched combination of facilities with broad geographic coverage across North America. Laidlaw Environmental Services provides top-quality, cost-effective environmental management solutions to customers, large and small."

Laidlaw Environmental is the leading provider of hazardous and industrial waste management services to industry and government across North America.

Certain statements provided in this news release constitute forward looking statements that involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from our expected results. The principal risk associated with achieving expected results in this transaction is the degree to which anticipated synergies can be achieved. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. There can be no assurance that future consolidated results would improve as a result of the acquisition, or as to the timing or extent to which cost savings and efficiencies would be achieved.

Contacts:Kenneth W. Winger                       Paul R. Humphreys
         President & CEO       803-933-4210      Senior Vice President & CFO


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